UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 1, 2020

VolitionRx Limited

(Exact name of registrant as specified in its charter)

Delaware	001-36833	91-1949078
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
13215 Bee Cave Parkway Suite 125, Galleria Oaks B Austin, Texas 78738
(Address of principal executive offices and Zip Code)
+1 (646) 650-1351
(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock	VNRX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                                                                                                   Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dr. Salvatore Thomas Butera as a Director

On December 1, 2020, the Board of Directors (the “Board”) of VolitionRx Limited (the “Company”), pursuant to the Company’s Bylaws, set the size of the Board at seven (7) members and appointed Dr. Salvatore Thomas Butera to the Board effective as of December 1, 2020.  Dr. Butera will have an initial term expiring at the Company’s 2021 annual meeting of stockholders, subject to his future nomination by the Nominations and Governance Committee and election by the Company’s stockholders. On December 1, 2020, the Board also appointed Dr. Butera to the Company’s Audit Committee, Compensation Committee and Nominations and Governance Committee. Dr. Butera has been determined by the Board to be independent within the meaning of the independent director standards of the Securities and Exchange Commission (the “SEC”) and the NYSE AMERICAN and to otherwise qualify to serve upon the Committees for which he was appointed.

Dr. Butera, age 70, is a Doctor of Veterinary Medicine with more than 40 years of experience in equine and small animal health in private practice as well as extensive work in both business development and management of veterinary companies. Since 2016, he has been actively involved in business development roles with Mars Veterinary Health, leading divisions including Pet Partners, LLC, Banfield Pet Hospitals and Veterinary Centers of America (“VCA”). In his time with Mars, Dr. Butera has been instrumental in the acquisition of more than 60 small animal general practices and specialty/ER hospitals. Prior to joining Mars, Dr. Butera served as Co-Founder, Board Member and Chief Medical Officer of Pet Partners, LLC, an entity that owned and operated 68 small animal veterinary hospitals in 32 states in the U.S., employing approximately 450 veterinarians and 3,200 employees. Dr. Butera’s veterinary business acumen was key to solidifying and growing Pet Partners’ development pipeline, which ultimately positioned the company for overall sale to the Mars Veterinary Health family in April, 2016.

Dr. Butera earned his Doctor of Veterinary Medicine from the University of Missouri Veterinary School, going on to serve as an Assistant Professor at Tufts University Veterinary School heading the large animal anesthetic department for several years. Dr. Butera is an honorary member of the American Veterinary Medical Association and a licensed veterinarian in the Commonwealth of Massachusetts.

The Board believes that Dr. Butera is qualified to serve on the Board as a result of his extensive experience in business development and management of veterinary companies.

On December 1, 2020, Dr. Butera and the Company entered into an Independent Director Agreement, pursuant to which Dr. Butera will continue to serve as a member of the Board subject to any necessary approval by the Company’s stockholders as required by applicable law and the Company’s governing documents.  In exchange for his services, Dr. Butera shall receive (i) $10,300 per calendar quarter commencing December 1, 2020; and (ii) a grant of Restricted Stock Units (RSUs) to receive an aggregate of fifteen thousand shares of the Company’s common stock underlying the RSUs that vests in two equal installments at 12 months and at 24 months from the grant date.  Except for the foregoing, there are no arrangements or understandings between Dr. Butera and any other person pursuant to which he was selected to serve as a member of the Board.

The form of Independent Director Agreement was previously filed in substantially similar form with the SEC on May 12, 2015 as Exhibit 10.33 to the Company’s quarterly report on Form 10-Q.

The appointment of Dr. Butera to the Board was announced by a widely disseminated press release.  Furnished herewith as Exhibit 99.1 and incorporated by reference herein is a copy of the press release.

No Family Relationships / No Related Party Transactions

There are no family relationships between Dr. Butera and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.  Additionally, there are no relationships involving Dr. Butera that are required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of VolitionRx Limited, dated December 3, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLITIONRX LIMITED
Date: December 3, 2020	By:	/s/ Cameron Reynolds
Cameron Reynolds
Chief Executive Officer & President

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of VolitionRx Limited, dated December 3, 2020.